Exhibit 99.1

Dear Bill:

This letter serves to confirm the terms of our offer of employment:

Position:	Executive Vice President & General Manager, Core Business

Status:	Full-time, Regular, Exempt

Reporting to:	Chief Executive Officer

Compensation:	Base salary of $11,666.67 semi-monthly, which is the equivalent of $280,000 annually, paid in accordance with the Company’s normal payroll procedures. You should note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions.

Bonus:	You will be eligible for an incentive management bonus of 40% of your base salary, prorated as of May 1, 2012. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors.

Stock Options:	Options on 40,000 shares of Carbonite’s common stock vesting over four years. The option exercise price will be equal to the fair market value of Carbonite’s common stock as of the date of grant, as determined by our Board of Directors. All option grants described in this Section are subject to approval by Carbonite’s Board of Directors and the specific terms of the options will be governed by Carbonite’s stock incentive plan and separate option agreement to be entered into by you and Carbonite.

Acceleration of Options:	If during the first twelve months after a Change of Control (as defined in the 2011 Equity Award Plan) you are terminated without cause or if you voluntarily resign from the company due to “Constructive Termination” (as defined in your existing option agreements), then your then-unvested options shall vest immediately prior to the termination date.

Severance:	If you are terminated without Cause (as defined below) or are Constructively Terminated (as defined in your existing option agreements), you will be entitled to receive a payment amount equal to (and payable pro rata over such 6 month period following termination) (i) six times your then current monthly base salary and (ii) six times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all additional conditions and qualifications contained in this offer letter.

In addition to the provision of six months’ severance benefits, your severance benefits shall be increased so that if you are terminated without Cause or are Constructively Terminated, in each case within one year after the consummation of a Change of Control of the Company (as defined in the 2011 Equity Award Plan), you will be entitled to receive an additional payment amount equal to (and payable pro rata over the 9 month period following termination) (i) three times your then current monthly base salary and (ii) three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all additional conditions and qualifications contained in this offer letter.

“Cause” shall mean (1) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company; (2) conviction of, or plea of nolo contendre or guilty to, a felony under the laws of the United States or any State; (3) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company; (4) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, or (5) repeated failure to perform your duties and obligations of your position with the Company which failure is not cured within 30 days after notice of such failure from the Company to you.

The foregoing amounts shall be made in accordance with the Company’s normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment.

Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of your termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

To indicate your acceptance of this offer, please sign and date the attached Acceptance and Acknowledgement and return it to me. This letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.

Sincerely,

/s/ David Friend
CARBONITE, INC.
David Friend, CEO
Enclosures

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from Carbonite as set forth in the offer letter dated May 1, 2012. I understand and acknowledge that my employment with Carbonite is for no particular term or duration and at all times is at-will, meaning that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice.

I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and Carbonite’s Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotion, increase in compensation and/or offer regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Carbonite may, in its sole discretion, modify salary and benefits as well as other plans and programs from time to time as it deems necessary.

Signature:	/s/ William L. Phelan	Date	5/8/2012
Printed Name:	William L. Phelan